Exhibit 10.10.1

COMPENSATION AND BENEFITS
ASSURANCE AGREEMENT FOR EXECUTIVES

Jack in the Box Inc.

CONFIDENTIAL

Compensation and Benefits Assurance Agreement

This COMPENSATION AND BENEFITS ASSURANCE AGREEMENT (this “Agreement”) is made, entered into, and is effective as of the [date] (the “Effective Date”) by and between Jack in the Box Inc. (hereinafter referred to as the “Company”) and the eligible Executive (hereinafter referred to as the “Executive”).

WHEREAS, the Executive is presently employed by the Company in a key management capacity in one of the following positions: Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Executive Vice Presidents, Senior Vice President, and Qdoba President & Chief Executive Officer, and;

WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations, and

WHEREAS, the Company desires assuring the continued employment of the Executive in a key management capacity and the Executive is desirous of having such assurances.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreement of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

Section 1.  Term of Agreement

This Agreement will commence on the Effective Date and shall continue in effect for two full calendar years (through [two years from effective date] ) (the “Initial Term”), superseding all earlier Compensation and Benefits Assurance Agreements entered into by and between the Company and the Executive.

The Initial Term of this Agreement automatically shall be extended for two additional calendar years at the end of the Initial Term, and then again after each successive two-year period thereafter (each such two-year period following the Initial Term a “Successive Period”).  However, either party may terminate this Agreement at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the other party written notice of intent not to renew, delivered at least six (6) months prior to the end of such Initial Term or Successive Period.  If such notice is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants shall automatically expire at the end of the Initial Term or Successive Period then in progress.

In the event that a “Change in Control” of the Company occurs (as defined in Section 2.4 herein) during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be renewed for a period of twenty-four (24) full calendar months from the effective date of such Change in Control.  This Agreement shall thereafter automatically terminate following the twenty-four (24) month Change in Control renewal period.  Further, this Agreement shall be assigned to, and shall be assumed by, the purchaser in such Change in Control, as further provided in Section 4 herein.

Section 2.  Severance Benefits

2.1.  Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if during the term of this Agreement there has been a Change in Control of the Company and if, within twenty-four (24) calendar months immediately thereafter, the Executive’s employment with the Company shall end due to a Qualifying Termination (as defined in Section 2.2 herein).  The Severance Benefits described in Sections 2.3(a), 2.3(b), and 2.3(c) herein shall be paid in cash to the Executive.

The Severance Benefits described in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d) and 2.3(e) shall be paid out of the general assets of the Company.

2.2.  Qualifying Termination.  In the event the Executive incurs a separation from service (as defined in Internal Revenue Code (the “Code”) section 409A and its regulations) as a result of the occurrence of any of the following events during the 24-month period following a Change in Control of the Company (“Qualifying Termination”), the Company shall provide Executive Severance Benefits, as such benefits are described under Section 2.3 herein:

(a)  The Company’s involuntary termination of the Executive’s employment without Cause (as such term is defined in Section 2.6. herein); and

(b)  The Executive’s voluntary termination of employment for Good Reason (as such term is defined in Section 2.5 herein).

Notwithstanding the foregoing, a Qualifying Termination shall not include (i) a termination of the Executive’s employment within twenty-four (24) calendar months after a Change in Control by reason of death or disability (defined as a physical or mental condition that results in a total and permanent disability to such extent that the person is eligible for disability benefits under the federal Social Security Act, , (ii) the Executive’s voluntary termination without Good Reason, or (iii) the Company’s involuntary termination of the Executive’s employment for Cause.

In the event the Executive’s employment is terminated during the 24-month period following a Change in Control due to death or disability (defined as a physical or mental condition that results in a total and permanent disability to such extent that the person is eligible for disability benefits under the federal Social Security Act,, any benefits or payments provided to the Executive will be provided in accordance with the terms of the Company’s standard severance policy then in effect.

2.3.  Description of Severance Benefits.  Subject to, and to the extent applicable, the payment distribution rules applicable to “specified employees” (as defined in Code section 409A) set forth in Section 6.12 herein, in the event that the Executive incurs a Qualifying Termination, the Company shall pay to the Executive and provide the Executive the following:

(a)  A lump-sum cash amount equal to the Executive’s unpaid Base Salary (as such term is defined in Section 2.7 herein), accrued vacation pay, un-reimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination; provided that any business expense reimbursements shall (i) be paid no later than the last day of the Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expense eligible for reimbursement in a tax year, and (iii) not be subject to liquidation or exchange for another benefit.  Such payment shall be payable within 90 days of the effective date of the Executive’s Qualifying Termination and constitute full satisfaction for these amounts owed to the Executive.

(b)  A lump-sum cash amount equal to the result obtained by multiplying (i) the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control by (ii) the following multiple, as applicable to the Executive (such applicable multiple referred to herein as the “Multiple”):

● 3.0x for Chairman of the Board & Chief Executive Officer
● 2.5x for Executive Vice Presidents
● 1.5x for Qdoba President & Chief Executive Officer
● 1.5x for Senior Vice Presidents. Such payment shall be payable within 90 days of the effective date of the Executive’s Qualifying Termination and constitute full satisfaction for these amounts owed to the Executive.

(c)  A lump-sum cash amount equal to the result obtained by multiplying (i) the Multiple and (ii) the greater of: (I) the result of the Executive’s annualized Base Salary determined in (b) above multiplied by the Executive’s average bonus percentage for the last three (3) years prior to the effective date of the Change in Control or (II) the Executive’s average dollar amount of bonus paid for the last three (3) years prior to the Change in Control.  If the Executive does not have three (3) full years of bonus payments prior to a Change in Control, the Company will substitute the target bonus percentage for each missing year.  Such payment shall be payable within 90 days of the effective date of the Executive’s Qualifying Termination and constitute full satisfaction for these amounts owed to the Executive.

(d)  At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s date of the Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents”) health insurance coverage for the following time periods from the date of the Qualifying Termination, as applicable:

● 36 months for Chairman of the Board & Chief Executive Officer
● 30 months for, Executive Vice President
● 18 months for Qdoba President & Chief Executive Officer
● 18 months for Senior Vice Presidents (such applicable period referred to herein as the “Continuation Coverage Period”).

The Continuation Coverage Period will run concurrently with any coverage provided as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  If coverage provided during the Continuation Coverage Period requires a monthly payment to the Plan, the Company will pay the required amount, adjusted on a pre-tax basis. For this purpose, the Executive shall be deemed to be at the highest marginal rate of federal and state taxes.  Notwithstanding the foregoing, any payments or benefits that the Executive receives during the Continuation Coverage Period shall (i) be paid no later than the last day of the Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expense eligible for reimbursement in a tax year, and (iii) not be subject to liquidation or exchange for another benefit. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

The Continuation Coverage Period shall cease prior to the end of the eighteenth (18th) month of such period in the event the Executive becomes covered under health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents.  For purposes of enforcing this offset provision, the Executive acknowledges and agrees to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment.  The Executive shall provide, or cause a subsequent employer to provide, to the Company in writing correct, complete, and timely information concerning the benefits provided under such health insurance coverage.

(e)  The Executive shall be entitled, at the expense of the Company, to receive standard outplacement services from a nationally recognized outplacement firm of the Executive’s selection, for period of up to one (1) year from the effective date of the Executive’s Qualifying Termination.

(f)  Pursuant to the terms of the Award Agreements under the Company’s Stock Incentive Plans, all unvested stock options, restricted stock and unit awards, and all performance-based unit awards will become fully vested as of the effective date of the Executive’s Qualifying Termination. Such options shall be exercisable in accordance with the terms of the Company’s Stock Incentive Compensation Plan and the award agreement.

2.4.  Definition of “Change in Control.” “Change in Control” of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a)  Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (i) the then outstanding shares of the securities of the Company, or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (“Company Voting Stock”); or

(b)  The majority of members of the Company’s  Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment; or

(c)  The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all of the Company’s assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock.

However, in no event shall a “Change in Control” be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change- in Control transaction.  The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

2.5.  Definition of “Good Reason.”  “Good Reason” shall be determined by the Executive, in the exercise of good faith and reasonable judgment, and shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following conditions:

(i)  The material diminution in the Executive’s authorities, duties or responsibilities, which shall include a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities, from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)  The Company requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent consistent with the Executive’s then present business travel obligations;

(iii)  A material reduction by the Company of the Executive’s Base Salary in effect on the Effective Date, or as the same shall be increased from time to time;

(iv)  A material reduction in the Company’s compensation, health and welfare benefits, retirement benefits, or perquisite programs under which the Executive receives value, as such program exists immediately prior to the Change in Control.  However, the replacement of an existing program with a new program will be permissible (and not grounds for a Good Reason termination) if there is not a material reduction in the value to be delivered to the Executive under the new program; or

(v)  Any material breach by the Company of its obligations under Section 4 of this Agreement.

A termination will not be considered Good Reason as defined herein unless the Executive provides the Company with written notice of the existence of the applicable condition described in clauses (i) through (v) above no later than 90 days after the initial existence of such condition is known by the Executive and the Company fails to remedy such condition within 30 days of the date of such written notice.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

2.6.  Definition of “Cause”.  “Cause” shall be determined by a committee designated by the Board of Directors of the Company (“Administrative Committee”), in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any of the following:

(a)  A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company; or

(b)  The Executive’s conviction by a court of competent jurisdiction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company.

2.7.  Other Defined Terms. The following terms shall have the meanings set forth below:

(a)  “Base Salary” means, at any time, the then-regular annualized rate of pay which the Executive is receiving as a salary, excluding amounts (i) designated by the Company as payment toward reimbursement of expenses; or (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred.

(b)  “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act (as such term is defined below).

(c)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(d)  “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

Section 3.  Excise Tax.3.1.  Net-Benefit Reduction. In the event that the aggregate amount of payments paid or distributed to Executive pursuant to this Agreement that would be subject to excise tax under section 4999 of the Internal Revenue Code (“Excise Tax”) exceed the Executive’s “base amount”(as defined by Code section 280G(b)(3) and its regulations) (“Payments”), then the Payments shall be reduced such that the value of the aggregate total payments that the Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the Excise Tax or which the Company may pay without loss of deduction under Code section 280G(a).

Agreement. 3.2.  Applicable Rules.  For purposes of determining whether any of the Payments will be subject to the Excise Tax if not reduced and the amount of the reduction required under Section 3.1 above :

(a)  Such Payments shall be treated as “parachute payments” within the meaning of section 280G of the Code, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Payments (in whole or in part) either do not constitute “parachute payments” in excess of the “base amount,” or represent reasonable compensation for personal services actually rendered (within the meaning of Code section 280G(b)(4)(B))  or  otherwise not subject to such Excise Tax; and

(b)  The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of section 280G of the Code.

Section 4.  Successors and Assignments

4.1.  Successors.  The Company will require any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.2.  Assignment by Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive should die while any amount is still payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

An Executive’s rights hereunder shall not otherwise be assignable.

Section 5.  Miscellaneous

5.1.  Administration.  This Agreement shall be administered by the Board of Directors of the Company (the “Board”), or by the Administrative Committee.  The Administrative Committee (with the approval of the Board, if the Board is not the Administrative Committee) is authorized to interpret this Agreement, to prescribe and rescind rules and regulations, and to make all other determinations necessary or advisable for the administration of this Agreement.

In fulfilling its administrative duties hereunder, the Administrative Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.

5.2.  Notices.  Any notice required to be delivered to the Company or the Administrative Committee by the Executive hereunder shall be properly delivered to the Company when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by:

Jack in the Box Inc.
9330 Balboa Avenue
San Diego, CA 92123

Attn: General Counsel

Any notice required to be delivered to the Executive by the Company or the Administrative Committee hereunder shall be properly delivered to the Executive when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by, the Executive at his last known address as reflected on the books and records of the Company.

Section 6.  Contractual Rights and Legal Remedies

6.1.  Contractual Rights to Benefits.  This Agreement establishes in the Executive a right to the benefits to which the Executive is entitled hereunder.  However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets in trust or otherwise to provide for any payment to be made or required hereunder.

6.2.  Legal Fees, Compensation and Expenses.  The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive.  Additionally, the Company should be required to continue to pay and provide the Executive’s compensation and benefits pending resolution of conflict.  The aforementioned payments are a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Agreement, or as a result of any conflict between the parties pertaining to this Agreement.

6.3.  Arbitration.  The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles form the location of his or her job with the Company, in accordance with the rules of the American Arbitration Associations then in effect.  The Executive’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive.

Judgment may be entered on the award of the arbitrator in any court having jurisdiction.  All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

6.4.  Unfunded Agreement.  This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company’s management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended.

6.5.  Exclusivity of Benefits.  Unless specifically provided herein, neither the provision of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans, programs, policies, or practices provided by the Company, for which the Executive may qualify.

Vested benefits or other amounts which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e, including, but not limited to, vested benefits under the Company’s 401(k) plan), at or subsequent to the Executive’s date of Qualifying Termination shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

6.6.  Includable Compensation.  Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of the Company.

6.7.  Employment Status. Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive, providing for the employment of the Executive by the Company for any fixed period of time.  The Executive’s employment with the Company is terminable at-will by the Company or the Executive and each shall have the right to terminate the Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation to provide Severance Benefits as required hereunder.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, other than as provided in Section 2.3(e) herein.

6.8.  Entire Agreement.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between the Executive and the Company.

6.9.  Tax Withholding. The Company shall withhold from any amounts payable under this Agreement at federal, state, city, or other taxes as legally required to be withheld.

6.10.  Waiver of Rights.  Except as otherwise provided herein, the Executive’s acceptance of Severance Benefits, and any other payments required hereunder shall be deemed to be a waiver of all rights and claims of the Executive against the Company pertaining to any matters arising under this Agreement.

6.11.  Severability.  In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

6.12.  Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to the Agreement.

6.13.  Application of Section 409A.  Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (i) payments or benefits received or to be received by the Executive pursuant to this Agreement in connection with the Executive’s termination of employment would constitute deferred compensation subject to the rules of section 409A of the Code, and (ii) the Executive is a “specified employee” under section 409A of the Code, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earliest date following the Executive’s “separation from service” within the meaning of Section 409A which will permit the Executive to avoid such additional tax or interest.  The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under section 409A to avoid the incurrence of any such interest and penalties.  Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement, to be effective as of the day and year first written above.

ATTEST:
Jack in the Box, Inc.

By:	By:
SVP, General Counsel & Secretary	Vice President, Human Resources

Participating Executive

By:
«First» «Last»

Title: «Title»